Exhibit 99.1

CONTACTS:
Audra J. Mace	Stanley Wunderlich
Chief Financial Officer	Consulting for Strategic Growth 1
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 337-8089
E-mail: amace@electroenergyinc.com	E-mail: info@cfsg1.com
www.electroenergyinc.com	www.cfsg1.com

FOR IMMEDIATE RELEASE

ELECTRO ENERGY INC. APPOINTS MICHAEL E. REED AS
CHIEF EXECUTIVE OFFICER

Martin G. Klein Will Continue as Chairman of the Board

DANBURY, Conn., May 31, 2006 — Electro Energy Inc. (NasdaqCM: EEEI), a developer and manufacturer of advanced rechargeable batteries, announced today that the Board of Directors and Martin G. Klein, founder, Chairman and CEO of the Company, have asked Michael E. Reed, Chief Operating Officer and President of the Company’s wholly owned subsidiary, EEI Technologies, Inc., since May 2005, to assume the additional positions of President and Chief Executive Officer of Electro Energy, Inc., following Mr. Klein’s decision to relinquish the CEO position.

Mr. Reed accepted the offer on May 30, 2006. Mr. Klein simultaneously resigned from his position as Chief Executive Officer; he will remain an employee of the company and Chairman of the Board.

Mr. Klein said, “Electro Energy is entering a new stage of growth, preparing to take its innovative bi-polar battery technologies to commercial markets. In the past year, Mike Reed has been instrumental in developing the practical vision for EEEI’s future development, and I am very pleased to turn the executive reins over to him at this time. Mike’s extensive experience in manufacturing and engineering operations and international management make him well qualified to guide the development of our new manufacturing facilities near Gainesville, Florida; advance further collaborative agreements with major companies such as Altair Nanotechnologies and Sanyo Energy; and seize opportunities with alternative energy organizations such as the California Cars Initiative. I’m confident Electro Energy’s future and long-term shareholder value will thrive under his leadership.”

Mr. Reed said, “I’m very excited to accept this offer to lead Electro Energy into the future that Marty Klein has envisioned for the Company. EEEI is on the brink of extraordinary growth. Marty’s strategies have placed the business in a secure competitive position to address multiple markets for all our patented rechargeable batteries. We are already focusing on such commercial markets as cordless power tools, distributed power for utilities, hybrid electric cars, plug-in hybrid electric vehicles, and electric scooters and bicycles. This organizational change will allow Marty to spend more time on his scientific and technical interests and to continue in his role as a company spokesperson. Much work remains, and we intend to provide a strong future for our customers, partners, investors and shareholders.”

About Electro Energy Inc.

        Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary design. Electro Energy recently leased a 200,000 sq. ft. battery manufacturing facility near Gainesville, Fla. where it plans to produce its bi-polar NiMH batteries, among other batteries, on a commercial basis. The company is in the process of retrofitting the facility and plans to have it operating within the next 6-8 months.
For further information, please visit www.electroenergyinc.com.

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        Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov.

        Pursuant to a December 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. (“CFSG1”) provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1‘s receipt of cash compensation from Electro Energy, CFSG1 may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so. For more information, please visit www.cfsg1.com.